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                                                                         EXHIBIT

                          Independent Auditors' Report


The Board of Directors
Copelco Capital Funding LLC 99-1:

We have audited the accompanying balance sheet of Copelco Capital Funding LLC 99-1 (an indirect wholly owned subsidiary of Copelco Capital, Inc.) as of February 24, 1999. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet. An audit of a balance sheet also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.


In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Copelco Capital Funding LLC 99-1 as of February 24, 1999, in conformity with generally accepted accounting principles.


KPMG LLP

February 24, 1999
New York, New York


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                        COPELCO CAPITAL FUNDING LLC 99-1
         (an indirect wholly owned subsidiary of Copelco Capital, Inc.)

                                  Balance Sheet

                                February 24, 1999

                                    Assets
                                    ------
Cash                                                                  $1,000
                                                                      ------
                                                                      $1,000
                                                                      ======
                                 Stockholder's Equity


Stockholder's Equity
                Common Stock (authorized 1,000 shares,                $  100
                $1 par value, issued and outstanding
                100 shares)
                Additional paid-in capital                               900
                                                                      ------
                                                                      $1,000
                                                                      ======

See accompanying notes to balance sheet.


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                        COPELCO CAPITAL FUNDING LLC 99-1
         (an indirect wholly owned subsidiary of Copelco Capital, Inc.)


                             Notes to Balance Sheet

                                February 24, 1999

(1)      Organization


Copelco Capital Funding LLC 99-1 is an indirect wholly owned subsidiary of Copelco Capital Inc. (Copelco Capital).

Copelco Funding LLC 99-1 was organized to engage exclusively in the following business and financial activities: to acquire equipment described in certain equipment leases and to purchase equipment leases and lease receivables from Copelco Capital and any of its affiliates; to issue and sell notes collateralized by any or all of its assets pursuant to one or more indentures between Copelco Capital Funding LLC 99-1 and an indenture trustee; and to engage in any lawful act or activity and to exercise any power that is incidental and is necessary or convenient to the foregoing and permitted under Delaware law.

(2)      Capital Contribution

Copelco Capital has made an initial capital contribution of $1,000 to Copelco Capital Funding LLC 99-1.


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